Exhibit 4

                                THE BLACK & DECKER
                       SUPPLEMENTAL RETIREMENT SAVINGS PLAN

                         Effective as of February 1, 1996


                                     RECITALS


        The Black & Decker Supplemental Retirement Savings Plan (the "Plan") is adopted by The Black & Decker Corporation (the
"Company") for certain executive employees. The purpose of the Plan is to offer those employees an opportunity to elect to defer the receipt of compensation in order to provide deferred compensation benefits taxable pursuant to section 451 of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is intended to be a "top-hat" plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees) under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security act of 1974, as amended ("ERISA").


                                     ARTICLE 1

                                    DEFINITIONS

        1.1 AIP means The Black & Decker Annual Incentive Plan, or any other cash-based annual incentive plan adopted by the Company from time to time.

        1.2 ACCOUNT means the balance credited to a Participant's or Beneficiary's Plan account, including contribution credits and income, gains and losses (as determined by the Committee, in its discretion) credited thereto. A Participant's or Beneficiary's Account shall be determined as of the date of reference.

        1.3 BENEFICIARY means any person or persons so designated in accordance with the provisions of Article 7.

        1.4 CHANGE IN CONTROL OF THE COMPANY means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is in fact required to comply therewith, provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as the ownership of common stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; (B) during any period of two consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (A) or (D) of this definition) whose election by the Board of Directors of the Company or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Company; (C) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company; or (D) the stockholders of the Company approve a merger, share exchange or consolidation of the Company with any other corporation, other than a merger, share exchange or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, share exchange or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

        1.5. CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

        1.6   COMMITTEE means the Pension Management Committee of the
Company.

        1.7 COMPANY means The Black & Decker Corporation and its successors and assigns.

        1.8 COMPENSATION means the base salary of an employee of an Employer and any bonus payment payable to an employee of an Employer under the AIP.

        1.9   COMPENSATION DEFERRAL ACCOUNT is defined in Section
3.2.

        1.10  COMPENSATION DEFERRALS is defined in Section 3.2.

        1.11 DESIGNATION DATE means the date or dates on which a designation of deemed investment directions by an individual pursuant to Section 4.5, or any change in a prior designation of deemed investment directions by an individual pursuant to Section 4.5, shall become effective. The Designation Dates in any Plan Year shall be specified by the Committee.

        1.12 EFFECTIVE DATE means the effective date of the Plan, which, notwithstanding the date of execution hereof, shall be February 1, 1996.

        1.13 ELIGIBLE EMPLOYEE means, for any Plan Year (or applicable portion thereof), a person employed by an Employer, who is paid through a U.S. payroll system, is a "highly compensated employee" as defined at Code Section 414(q), and who is determined by the Committee to be a member of a select group of management or highly compensated employees. The term Eligible Employee shall not include a non-U.S. citizen who is ineligible for the Savings Plan. By each November 1 (or on or before the Effective Date for the Plan's first Plan Year), the Plan Manager shall notify those individuals, if any, who will be Eligible Employees for the next Plan Year. If the Committee determines that an individual first becomes an Eligible Employee during a Plan Year, the Plan Manager shall notify such individual of the Committee's determination and of the date during the Plan Year on which the individual shall first become an Eligible Employee.

        1.14 EMPLOYER means the Company unless otherwise herein provided, or any subsidiary or affiliate of the Company that agrees, with the consent of the Company, to become a party to the Plan.

        1.15  EMPLOYER CONTRIBUTION CREDIT ACCOUNT is defined in
Section 3.1.

        1.16  EMPLOYER CONTRIBUTION CREDITS is defined in Section
3.1.

        1.17 ENTRY DATE with respect to an individual means the first day of the pay period following the date on which the individual first becomes an Eligible Employee.

        1.18 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        1.19 EXCHANGE ACT means the Securities Exchange Act of 1934, as amended from time to time.

        1.20 PARTICIPANT means any person so designated in accordance with the provisions of Article 2, including, where appropriate according to the context of the Plan, any former employee who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.

        1.21 PARTICIPANT ENROLLMENT AND ELECTION FORM means the form or forms on which a Participant elects to defer Compensation hereunder and on which the Participant makes certain other designations as required thereon.

        1.22 PLAN means The Black & Decker Supplemental Retirement Savings Plan, as amended from time to time.

        1.23 PLAN MANAGER means the Vice President of Benefits for the Company, or such other person as may be designated by the Committee.

        1.24 PLAN YEAR means each accounting period commencing on the Effective Date and ending on the December 31 of each year in which the Plan is in effect.

        1.25  SAVINGS PLAN means The Black & Decker Retirement
Savings Plan or a successor plan.

        1.26 VALUATION DATE means the last day of each Plan Year and any other date that the Committee, in its sole discretion, designates as a Valuation Date.

                                     ARTICLE 2

                           ELIGIBILITY AND PARTICIPATION

        2.1 REQUIREMENTS. Every Eligible Employee on the Effective Date shall be eligible to become a Participant on the Effective
Date. Every other Eligible Employee shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee. No individual shall become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin.

              Participation in the Participant Compensation Deferral feature of the Plan is voluntary. In order to participate in the Participant Compensation Deferral feature of the Plan, an otherwise Eligible Employee must make written application in such manner as may be required by Section 3.2 and by the Committee and must agree to make Compensation Deferrals as provided in Article
3.

        2.2 RE-EMPLOYMENT. If an Eligible Employee whose employment with all Employers is terminated is subsequently re-employed by an Employer, he or she shall become an Eligible Employee in accordance with the provisions of Section 2.1.

        2.3 CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of an Employer, but ceases to be an Eligible Employee, he or she shall not be eligible to make Compensation Deferrals hereunder.


                                    ARTICLE 3

                             CONTRIBUTIONS AND CREDITS

        3.1 EMPLOYER CONTRIBUTION CREDITS. There shall be established and maintained a separate Employer Contribution Credit Account in the name of each Participant. There shall be established the following two sub-accounts under a Participant's Employer Contribution Credit Account: (a) Matching Contribution Sub-Account; and (b) Discretionary Contribution Sub-Account.
Each such Sub-Account shall be credited or debited, as applicable, with (a) amounts equal to the Employer's Contribution Credits credited to that Sub-Account; (b) any deemed earnings and losses (to the extent realized, based upon the deemed fair market value of the Sub-Account's deemed assets as determined by the Committee, in its sole and absolute discretion) allocated to that Sub-Account; and (c) expenses charged to that Sub-Account.

              For purposes of this Section, the Employer's
Contribution Credits credited to a Participant's Matching Contribution Sub-Account for a particular Plan Year shall be an amount equal to the amount of the matching contributions that would be made to the Participant's account under the Savings Plan for the Plan Year if the Participant's Compensation Deferrals hereunder for the Plan Year had been made to the Savings Plan (disregarding for purposes of this assumption the Code Section 402(g) limit) instead of under this Plan (and assuming that no non-discrimination or annual addition test limits on matching contributions and no limits on recognizable compensation applied to the Savings Plan. The Company reserves the right, subject to any restrictions imposed by applicable law, to credit Participant Matching Contribution Sub-Accounts with common stock of the Company, which shall be credited at its fair market value at the time of contribution.

              For purposes of this Section, the Employer's
Contribution Credits credited to a Participant's Discretionary Contribution Sub-Account for a particular Plan Year shall be an amount (if any) determined by the Committee, in its sole and absolute discretion.

              The Participant's Employer Contribution Credit Account shall be credited or debited, as applicable, as of each Valuation Date, with deemed earnings or losses, as applicable, and expenses. The amount of deemed earnings or losses and expenses shall be as determined by the Committee hereunder, in its sole and absolute discretion. The Committee shall have the sole and absolute discretion to allocate such deemed earnings or losses and expenses among Participants' Employer Contribution Credit Accounts and among a Participant's Sub-Accounts pursuant to such allocation rules as the Committee deems to be reasonable and administratively practicable.

              A Participant shall be vested in amounts credited to his or her Employer Contribution Account as provided in Section
5.2.

        3.2 PARTICIPANT COMPENSATION DEFERRALS. In accordance with rules established by the Committee, a Participant may elect to defer Compensation which is due to be earned and which would otherwise be paid to the Participant. For Participant
Compensation up to the limit on compensation imposed by Code
Section 401(a)(17), regular payroll Compensation Deferrals hereunder shall be limited to 16% of a Participant's Compensation, reduced by the percentage of the base salary that the Participant has directed to be contributed to the Savings Plan as Before-Tax and/or After-Tax contributions pursuant to the Participant's
Savings Plan election in effect at the time the Participant makes his or her deferral election under this Plan. For Compensation in excess of 16% of the Code Section 401(a)(17) limit, regular payroll Compensation Deferrals hereunder shall be limited to 16% of a Participant's Compensation. A Participant may elect to defer up to 100% of a bonus payment not yet payable to him or her at the time of the election under the AIP reduced by the percentage of AIP bonus that the Participant has directed to be contributed to the Savings Plan as Before-Tax and/or After-Tax contributions pursuant to the Participant's Savings Plan election in effect at the time the Participant makes an AIP bonus deferral election under this Plan after taking into account the limit on compensation imposed by Code Section 401(a)(17). Amounts so deferred will be considered a Participant's "Compensation Deferrals." Ordinarily, a Participant shall make a Compensation Deferral election with respect to a coming Plan Year during the period beginning on the November 1 and ending on the November 30 of the prior Plan Year, or during such other period prior to the beginning of the coming Plan Year established by the Committee.
For the Plan Year beginning on the Effective Date, an Eligible Employee shall make all of his or her Compensation Deferral elections during the period beginning December 14, 1995 and ending at the close of business (5:00 p.m. eastern time) December
29, 1995. In the first year in which an individual becomes an Eligible Employee, any newly Eligible Employee may make a Compensation Deferral election with respect to services to be performed subsequent to the election within thirty (30) days after the date the individual becomes eligible.

              Compensation Deferrals shall be made through regular payroll deductions or through an election by the Participant to defer the payment of a bonus payment not yet payable to him or her at the time of the election under the AIP. The Participant may terminate his or her regular payroll deduction Compensation Deferral amount as of, and by written notice delivered to the Committee at least thirty (30) days prior to the beginning of any regular payroll period, with such termination being first effective for Compensation to be earned in that payroll period. Once terminated, a regular payroll deduction Compensation
Deferral amount may not be subsequently reinstated until the first day of the next Plan Year. A Compensation Deferral election shall continue in force only for the Plan Year for which the election is first effective. An Eligible Employee shall make a new Compensation Deferral election effective as of the first day of each Plan Year in accordance with the procedures specified in this Section 3.2 for making Compensation Deferral elections. All Compensation Deferral elections shall be made on a subsequent Participant Enrollment and Election Form provided by the Committee. Compensation Deferrals shall be deducted by the Employer from the Compensation of a deferring Participant and shall be credited to the Account of the deferring Participant.

              There shall be established and maintained by the Employer a separate Compensation Deferral Account in the name of each Participant to which shall be credited or debited: (a) amounts equal to the Participant's Compensation Deferrals; (b) amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Account's deemed assets, as determined by the Committee, in its sole and absolute discretion) attributable or allocable thereto; and (c) expenses charged to that Account. A Participant shall at all times be 100% vested in amounts credited to his or her Participant Compensation Deferral Account.

                                     ARTICLE 4

                                ALLOCATION OF FUNDS

        4.1   ALLOCATION OF EARNINGS OR LOSSES ON ACCOUNTS.   Subject
to such limitations as may from time to time be required by law, imposed by the Committee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Committee, prior to the date on which a direction will become effective, the Participant shall have the right to direct the Committee how amounts in his or her Account shall be deemed to be invested. The Participant's Plan Account will be credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable, of the designated deemed investments, as follows: as of each Valuation Date, an amount equal to the net increase or decrease in realizable net asset value or credited interest, as applicable, of each deemed investment within the Account since the preceding Valuation Date shall be allocated among all Participants' Accounts deemed to be invested in that investment in accordance with the ratio which the portion of the Account of each Participant which is deemed to be invested within that investment, determined as provided herein, bears to the aggregate of all amounts deemed to be invested within that investment.

        4.2 ACCOUNTING FOR DISTRIBUTIONS. As of the date of any distribution hereunder, the distribution made hereunder to the Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant's Account. Such amounts shall be charged on a pro rata basis against the investments in which the Participant's Account is deemed to be invested.

        4.3 SEPARATE ACCOUNTS. A separate account under the Plan shall be established and maintained to reflect the Account for each Participant with sub-accounts to show separately the deemed earnings and losses credited or debited to such Account, and the applicable deemed investments of the Account.

        4.4 INTERIM VALUATIONS. If it is determined by the Committee that the value of the Participant's account as of any date on which distributions are to be made differs materially from the value of the Participant's Account on the prior Valuation Date upon which the distribution is to be based, the Committee, in its sole and absolute discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of revaluing the Participant's Account so that the Account will, prior to the distribution, reflect its share of such material difference in value.

        4.5 DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS. Subject to such limitations as may from time to time be required by law, imposed by the Committee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Committee, prior to and effective for each Designation Date, each Participant may communicate to the Committee a direction as to how his or her Plan Accounts should be deemed to be invested among such categories of deemed investments as may be made available by the Committee hereunder. Such direction shall designate the percentage (in ten percent multiples) of each portion of the Participant's Plan Accounts which is requested to be deemed to be invested in such categories of deemed investments, and shall be subject to the following rules:

              (a)Any initial or subsequent deemed investment direction shall be in writing, on a form supplied by and filed with the Committee, and shall be effective as soon as practicable after such filing.

              (b)All amounts credited to the Participant's account shall be deemed to be invested in accordance with the then effective deemed investment direction; and as of the effective date of any new deemed investment direction, all or a portion of the Participant's Account at that date shall be reallocated among the designated deemed investment funds according to the percentages specified in the new deemed investment direction unless and until a subsequent deemed investment direction shall be filed and become effective. An election concerning deemed investment choices shall continue indefinitely as provided in the election form specified by the Committee.

              (c)Notwithstanding the foregoing, the Company acting through the Committee, reserves the right, in its sole and absolute discretion, and subject to any restrictions imposed by applicable law, to invest Participant Matching Contribution Sub-
Accounts in common stock of the Company.

              (d)If the Committee receives an initial or revised deemed investment direction which its deems to be incomplete, unclear or improper, the Participant's investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Designation Date, unless the Committee provides for, and permits the application of, corrective action prior thereto.

              (e)If the Committee possesses (or is deemed to possess as provided in (d), above) at any time directions as to the deemed investment of less than all of a Participant's Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a money market, fixed income or similar fund made available under the Plan as determined by the Committee in its sole and absolute discretion.

              (f)Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Committee and its agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant's Account hereunder.

              (g)Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

        4.6 EXPENSES. Expenses attributable to the administration of the Plan, including Trustee fees, shall be paid by the Company, but the Committee, in its sole and absolute discretion, may elect to charge such expenses against the appropriate Participant's Account or Participants' Accounts. If an expense is charged against a Participant's Account, in the sole and absolute discretion of the Committee, such expense either (i) will reduce the Employer Contribution Credits under Section 3.1 next due to be made by the Employer in respect of an Account maintained for the Participant or (ii) will be charged against and shall reduce the Participant's Account hereunder.

                                    ARTICLE 5

                              ENTITLEMENT TO BENEFITS

        5.1 FIXED PAYMENT DATES; TERMINATION OF EMPLOYMENT. On his or her Participant Enrollment and Election Form, a Participant may select a fixed payment date for the payment or commencement of payment of his or her vested Account which is no earlier than the first day of the second Plan Year following the Plan Year to which the Compensation Deferral relates. The Participant's vested Account will be valued and payable according to the provisions of Article 6. A separate fixed payment date shall be selected with respect to amounts attributable to Compensation Deferrals and Employer Contribution Credits for each Plan Year.
With the prior consent of the Committee, and for good cause shown, in the sole and absolute discretion of the Committee, any fixed payment date may be extended to a later date so long as the election to so extend the date is made by the Participant prior to the fixed date; provided, however, that an election to extend fixed payment dates may not be made more than once.

              Alternatively, on his or her Participant Enrollment and Election Form, a Participant may select payment or commencement of payment of his or her vested Account (or sub-account thereof) at the earlier of such a fixed payment date or the date of his or her termination of employment with the Company and all of its subsidiaries and affiliates. In this case, the extension and non-acceleration rules discussed above shall apply to such fixed payment date or termination of employment date, as applicable.

              If a Participant does not select such a fixed date or such fixed dates or the earlier of such fixed date(s) or termination of employment for any particular amounts hereunder before they are credited to his or her Account, and the Participant terminates employment with the Company and all of its subsidiaries and affiliates for any reason, the Participant's vested Account at the date of such termination shall be valued and payable at or commencing at such termination according to the provisions of Article 6. If a participant's vested Account (or a sub-account thereof) is payable at the date of the Participant's termination of employment with the Company and all of its subsidiaries and affiliates pursuant to the foregoing, the Participant may elect, prior to his or her termination, to have his vested Plan Account paid at a fixed date after the date of his or her termination. With the prior consent of the Committee, and for good cause shown, in the sole and absolute discretion of the Committee, such a fixed payment date may be extended to a later date so long as the election to so extend the date is made by the Participant prior to the fixed date; provided, however, that an election to extend fixed payment dates may not be made more than once. Such a fixed date may not be accelerated.

        5.2 VESTING. Amounts credited to a Participant's Matching Contribution Sub-Account shall vest according to the following schedule:
              Years of Service             Vested Percentage

                Less than 1                       0%
                     1                           20%
                     2                           40%
                     3                           60%
                     4                           80%
                     5                          100%

Amounts credited to a Participant's Discretionary Contribution Sub-Account shall vest according to a schedule determined by the Committee, in its sole and absolute discretion, and which is expected to be communicated to the Participant on or about the date the credit is made. In the absence of such determination by the Committee, the above vesting schedule shall apply.

              For purposes of this Section, a Participant's years of service shall equal his or her Years of Service, for vesting purposes, under the Savings Plan, plus any additional years of service granted by the Committee, in its sole and absolute discretion, to the Participant.

              If a Participant terminates employment because of death, total and permanent disability (as determined by the Committee in its sole and absolute discretion), or retirement from the Company and all of its subsidiaries and affiliates on or after age fifty-five (55), the Participant shall become 100% vested in his or her Employer Contribution Credit Account. If a Participant terminates employment for any other reason, he or she shall become vested in his or her Employer Contribution Credit Account, if at all, under the vesting schedule set forth above. Notwithstanding the foregoing, upon the occurrence of a Change in Control of the Company, all Participants shall become 100% vested in their Employer Contribution Credit Account regardless of whether the Participant continues his or her employment with the Company or any of its subsidiaries or affiliates on or after the Change in Control of the Company.

        5.3 TREATMENT OF FORFEITURES. All forfeitures shall be applied to reduce the corresponding Employer Contribution Credits for the Plan Year in which the forfeiture occurred and thereupon shall be allocated as an Employer Contribution Credit in the manner provided for the Employer Contribution Credits which the forfeitures replace. To the extent such forfeitures exceed the amounts required or remaining to be credited as Employer Contribution Credits under the Plan for any Plan Year, the excess shall be applied to reduce Employer Contribution Credits for the following Plan Years until exhausted. In the event the Plan is terminated, any forfeitures not yet applied to reduce Employer Contribution Credits shall revert to the Company.

        5.4 RE-EMPLOYMENT OF RECIPIENT. If a Participant who is not employed by the Company or any of its subsidiaries or affiliates is receiving installment distributions pursuant to
Section 6.2 is re-employed by the Company or any of its subsidiaries, the remaining distributions due to the Participant shall be suspended until such time as the Participant (or his or her Beneficiary) once again becomes eligible for benefits under
Section 5.1 or 5.2, at which time such distribution shall commence, subject to the limitations and conditions contained in this Plan.

                                     ARTICLE 6

                             DISTRIBUTION OF BENEFITS

        6.1 AMOUNT. A Participant (or his or her Beneficiary) shall become entitled to receive, on or about the fixed date or dates selected by the Participant on his or her Participant Enrollment and Election Form as provided in Section 5.1 or, if none, on or about the date of the Participant's termination of employment with the Company or any of its subsidiaries or affiliates (or earlier as provided in Article 5), a distribution in an aggregate amount equal to the Participant's vested Account.

        6.2   METHOD OF PAYMENT.

              (a)Cash Or In-Kind Payments. Payments under the Plan shall generally be made in cash; provided, however, that payment may be made in cash or in-kind, as permitted by the Committee in its sole and absolute discretion and subject to any restrictions on transfer as may be applicable legally and contractually.

              (b)Timing and Manner of Payment. In the case of distributions to a Participant or his or her Beneficiary by virtue of an entitlement pursuant to Sections 5.1, an aggregate amount equal to the Participant's vested Account will be paid by the Company, as provided by Section 6.1, in a lump sum or in substantially equal annual installments, but not to exceed ten
(10) years (adjusted for gains and losses, and reduced by any required withholding or other deductions from such payments), as selected by the Participant prior to his or her termination of employment or, if applicable, prior to the fixed dates on which amounts are first payable to the Participant. If a Participant fails to designate properly the manner of payment of the Participant's benefit under the Plan, such payment will be in a lump sum on or about the fixed payment date or dates selected by the Participant, or, if none, on or about the date of the Participant's termination of employment with the Company and all of its subsidiaries and affiliates.

              If the whole or any part of a payment hereunder is to be in installments, the total to be so paid shall continue to be deemed to be invested pursuant to Sections 4.1 and 4.5 under such procedures as the Committee may establish, in which case any deemed income, gain, loss or expense attributable thereto (as determined by the Committee in its sole and absolute discretion) shall be reflected in the installment payments, in such equitable manner as the Trustee shall determine.

        6.3 DEATH BENEFITS. If a Participant dies before terminating his or her employment with the Company and all of its subsidiaries and affiliates and before the commencement of payments to the Participant hereunder, the entire value of the Participant's Account shall be paid, as provided in Section 6.2, to the person or persons designated in accordance with Section 7.1.

              Upon the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with Section 7.1, in the manner in which such benefits were payable to the Participant, unless the Committee, in its sole and absolute discretion, elects a more rapid form or schedule of distribution.

        6.4 CHANGE IN CONTROL OF THE COMPANY. Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control of the Company, the entire unpaid balance of a Participant's Plan Account shall be paid to the Participant or, if applicable, his or her Beneficiary, in one lump sum promptly following the Change in Control of the Company, regardless of whether the Participant continues his or her employment with the Company or any of its subsidiaries or affiliates on or after the Change in Control of the Company or whether the Participant had terminated his or her employment with the Company and all of its subsidiaries and affiliates prior to such Change in Control of the Company.

                                     ARTICLE 7

                          BENEFICIARIES; PARTICIPANT DATA

        7.1 DESIGNATION OF BENEFICIARIES. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant's death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee during the Participant's lifetime.

              In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Committee shall cause the payment of any such benefit payment to be made to the Participant's spouse, if then living, but otherwise, to the Participant's estate. In determining the existence or identity of anyone entitled to a benefit payment, the Committee may rely conclusively upon information supplied by the Participant's personal representative, executor or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may distribute such payment to the Participant's estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Committee deems to be appropriate.

        7.2 INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement or notice addressed to a participant or to a Beneficiary at his or her last post office address as shown on the Employer's records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Committee shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Committee notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Committee within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Committee, the Committee may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Committee determines. If the location of none of the foregoing persons can be determined, the Committee shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Company if a claim for the benefit subsequently is made by the Participant or Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Company shall not be liable to any person for any payment made in accordance with such law.

                                     ARTICLE 8

                                  ADMINISTRATION

        8.1 ADMINISTRATIVE AUTHORITY. Except as otherwise specifically provided herein, the Committee, in its sole and absolute discretion, shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to:

              (a) Resolve and determine all disputes or questions arising under the Plan, and to remedy any ambiguities, inconsistencies or omissions in the Plan.

              (b)Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

              (c)Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

              (d)Make determinations concerning the crediting of Plan Accounts.

              (e)Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons. The Committee shall have the power and authority to delegate from time to time all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or sub-committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person or sub-committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. Further, the Committee may authorize one or more persons to execute any certificate or document on behalf of the Committee, in which event any person notified by an Employer of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Committee until such notified person shall have been notified of the revocation of such authority.

        8.2 UNIFORMITY OF DISCRETIONARY ACTS. Whenever in the administration or operation of the Plan discretionary actions by the Committee are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

        8.3 LITIGATION. Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

        8.4 CLAIMS PROCEDURE. Any person claiming a benefit under the Plan (a "Claimant") shall present the claim, in writing, to the Plan Manager, and the Plan Manager shall respond in writing.
If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

              (a)The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;

              (b)A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

              (c)An explanation of the Plan's claims review procedure.

              The written notice denying or granting the Claimant's claim shall be provided to the Claimant within ninety (90) days after the Plan Manager's receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Plan Manager to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Plan Manager expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied.

              Any Claimant whose claim is denied, or deemed to have been denied under the preceding sentence (or such Claimant's authorized representative), may, within sixty (60) days after the Claimant's receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Committee. Upon such a request for review, the claim shall be reviewed by the Committee (or its designated representative) which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

              The decision on review normally shall be made within sixty (60) days of the Committee's receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Committee, and the time limit for the decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant
Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) time limit discussed above. If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all concerned parties.

                                     ARTICLE 9

                                     AMENDMENT

        9.1 RIGHT TO AMEND. The Company, by written instrument executed by the Company, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment.

        9.2 AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN. Notwithstanding the provisions of Section 9.1, the Plan may be amended by the Company at any time, retroactively if required, if found necessary, in the opinion of the Company, in order to ensure that the Plan is characterized as a "top-hat" plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA sections 201(2), 301(a)(3), and 401(a)(1), and to conform the Plan to the provisions and requirements of any applicable law (including
ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.

                                    ARTICLE 10

                                    TERMINATION

        10.1 TERMINATION OR SUSPENSION OF PLAN. Each Employer reserves the right to terminate the Plan as to some or all of its Eligible Employees and/or its obligation to make further credits to Plan Accounts. The Company reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time; provided, however, that during any period of suspension, the Accounts of Participants shall continue to be credited or debited, as applicable, with deemed investment return pursuant to
Article 4.

        10.2 AUTOMATIC TERMINATION OF PLAN. The Plan automatically shall terminate upon the dissolution of the Company, or upon its merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to adopt specifically and agree to continue the Plan.

        10.3 SUSPENSION OF DEFERRALS. In the event of a suspension of the Plan, the Company and the Employers shall continue all aspects of the Plan, other than Compensation Deferrals and Employer Contribution Credits, during the period of the suspension, in which event the allocation of deemed earnings and payments hereunder will continue to be made during the period of the suspension in accordance with Articles 4, 5 and 6.

        10.4 ALLOCATION AND DISTRIBUTION. This Section shall become operative on a complete termination of the Plan and upon termination of the Plan as to some or all Eligible Employees, as determined by each Employer, in its sole and absolute discretion, but only with respect to that portion of the Plan attributable to the Participants to whom the termination is applicable. Upon the effective date of any such event, notwithstanding any other provisions of the Plan, the value of the interest of all affected Participants and Beneficiaries shall be determined and, after deduction of estimated expenses in liquidating and, if applicable, paying Plan benefits, paid to them by the Company in lump sum as soon as is practicable after such event.

        10.5 SUCCESSOR TO EMPLOYER. Any corporation or other business organization which is a successor to an Employer by reason of a consolidation, merger or purchase of substantially all of the assets of the Employer shall, with the consent of the Company, have the right to become a party to the Plan by adopting the same by resolution of the entity's board of directors or other appropriate governing body. If, within ninety (90) days from the effective date of such consolidation, merger or sale of assets, such new entity does not become a party hereto, as above provided, the Plan automatically shall be terminated as to that Employer, and the provisions of Section 10.4 shall become operative.

                                    ARTICLE 11

                                     THE TRUST

        11.1 ESTABLISHMENT OF TRUST. The Company reserves the right to establish a trust with a trustee pursuant to such terms and conditions as are set forth in a trust agreement to be entered into between the Company and the trustee. Any trust established pursuant hereto shall be treated as a "grantor" trust under the Code, the establishment of any such trust is not intended to cause the Participant to realize current income on amounts contributed thereto, any such trust is not intended to cause the Plan to be "funded" under ERISA and the Code, and any trust established hereunder shall be so interpreted.

                                    ARTICLE 12

                                   MISCELLANEOUS

        12.1 LIMITATIONS ON LIABILITY OF EMPLOYERS. Neither the establishment of the Plan nor any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against any Employer, or any officer or employee thereof except as provided by law or by any Plan provision. Neither the Company nor any Employer in any way guarantees any Participant's Account from loss or depreciation, whether caused by poor investment performance or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason. In no event shall the Company, an Employer, or any successor, employee, officer, director or stockholder of the Company or an Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other persons to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

        12.2 CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the State of Maryland shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give any Participant the right to be retained in the service of an Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

              The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Company which right is greater than the rights of a general unsecured creditor of the Company.

              This Plan is intended to be a "top-hat" plan under ERISA. In the event the Committee determines that the participation of certain individuals as Eligible Employees under the Plan causes the Plan to fail to qualify as a "top-hat" plan, the Committee, in its sole and absolute direction, is authorized to take whatever action it deems necessary to preserve the status of the Plan as a "top-hat" plan, including, but not limited to, termination of an otherwise eligible employee's participation in the Plan and (notwithstanding any provisions of the Plan to the contrary) immediate distribution of such individual's Account.

        12.3 SPENDTHRIFT PROVISION. No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, (iii) if applicable, the transfer of benefit rights from the Plan to another plan, or (iv) the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

              In the event that any Participant's or Beneficiary's benefits hereunder are garnished or attached by order of any court, the Company or Trustee may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant's or Beneficiary's Account or, if the Company prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

        IN WITNESS WHEREOF, the Company has caused the Plan to be executed and its seal to be affixed hereto, effective as of the 14th day of December, 1995.

ATTEST/WITNESS                THE BLACK & DECKER CORPORATION


/s/BARBARA B. LUCAS                By: /s/CHARLES E. FENTON (SEAL)

Print: Barbara B. Lucas            Print Name:  Charles E. Fenton
       Secretary                                Vice President

                                   Date:  December 14, 1995